Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Casa Systems, Inc. of our report dated March 8, 2017, except for the effects of the stock split discussed in Note 19 to the consolidated financial statements, as to which the date is December 4, 2017, relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 14, 2017